EXHIBIT 99.1

AMERICAN CLAIMS EVALUATION, INC.

REPORTS FIRST QUARTER RESULTS

JERICHO, NY, August 10, 2007: American Claims Evaluation, Inc. (NASDAQ:AMCE) announced revenues of $187,276 and a net loss of $366,889 ($.08 net loss per share) for the three month period ended June 30, 2007 as compared to revenues of $247,534 and a net loss of $54,588 ($.01 net loss per share) for the three months ended June 30, 2006.

	Three Months Ended
	6/30/07	6/30/06
	(Unaudited)
Revenues	$187,276	$247,534

Operating loss	(457,156)	(143,816)

Loss before income tax expense	(366,889)	(54,588)

Net loss	$(366,889)	$(54,588)

Net loss per share – basic	$(0.08)	$(0.01)
Net loss per share – diluted	$(0.08)	$(0.01)

Weighted average shares – basic	4,761,800	4,761,800
Weighted average shares – diluted	4,761,800	4,761,800

During the three months ended June 30, 2007, the Company recognized stock compensation expense totaling $285,000 based on the fair value of stock options granted under the provisions of Statement of Financial Accounting Standards No. 123R.

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM Rehabilitation & Associates, Inc., offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.

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